Exhibit 99.1

Media: Julie Ketay, +1.630.598.8727

Analysts: Aaron Hoffman, +1.630.598.8739

SARA LEE CORPORATION REPORTS HIGHER NET SALES AND UNIT VOLUMES IN SECOND QUARTER OF FISCAL 2007

Net sales increased 7% with growth in all six business segments; corporate unit volumes up 2%

Underlying operating profits continued to improve driven by good base business performance at North American retail bakery, foodservice, international beverage and household and body care

Net charges related to significant items decreased diluted earnings per share by $.29 resulting in a net loss per diluted share of $.08 for the second quarter

DOWNERS GROVE, Ill. (Feb. 7, 2007) – Sara Lee Corporation (NYSE: SLE) today announced that net sales for the second quarter of fiscal 2007, ending Dec. 30, 2006, were $3.2 billion, an increase of 7% compared to $3.0 billion in the prior year’s second quarter. Net sales grew in all six business segments, with particularly strong growth in North American retail bakery, up 8%, international beverage, up 13%, and household and body care, up 13%.

The consolidated unit volumes for the corporation increased 2% during the second quarter of fiscal 2007, driven by strong increases at Sara Lee International, particularly for international beverage, up 6%, and household and body care, up 7%.

Diluted EPS from Continuing Operations

In the second quarter of fiscal 2007, diluted earnings per share (EPS) from continuing operations were a loss of $(.08) per share versus income of $.06 per share in the second quarter of the prior year, a decline of $(.14) per share. The diluted EPS were negatively impacted by various significant items, as shown in the table on page two, which on a year-over-year basis reduced diluted EPS by $(.21). The remaining change in diluted EPS versus the comparable period in the prior year was an increase of $.07 per share due in part to an improvement in underlying operating results.

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Diluted EPS as Reported

In the second quarter of fiscal 2007, diluted EPS as reported were a loss of $(.08) per share versus income of $.57 per share for the year-ago period, a decline of $(.65) per share. Diluted EPS were impacted by various significant items, as shown in the table below, which on a year-over-year basis reduced diluted EPS as reported by $(.55) per share. The remaining decline in diluted EPS of $(.10) per share was primarily the result of lower earnings from discontinued operations.

	Second Quarter		Six Months
Impact of Significant Items on Diluted Earnings per Share	2007	2006	2007	2006
Diluted earnings (loss) per share – continuing operations as reported	$(.08)	$.06	$.26	$.19

Diluted earnings (loss) per share as reported	$(.08)	$.57	$.36	$.65

Increase/(decrease) in EPS from:
Exit activities	(.03)	(.04)	(.05)	(.06)
(Charges for) income from business disposition activities	—	(.01)	.01	.01
Transformation costs	(.03)	(.04)	(.05)	(.05)
Impairment charges	(.18)	—	(.18)	—
Accelerated depreciation	(.01)	(.01)	(.03)	(.02)
Change in vacation policy	—	.01	—	.01
Tax benefit (charge)	(.04)	—	.17	—

Significant items related to continuing operations*	(.29)	(.08)	(.11)	(.11)

Impairment charges	—	—	—	(.22)
Spin-off costs	—	—	(.03)	—
Exit and transformation costs	—	(.01)	—	(.01)
Tax benefit on Direct Selling transaction	—	.07	—	.07
(Loss) gain on disposition of discontinued operations	(.01)	.28	.05	.28

Significant items related to discontinued operations*	(.01)	.34	.02	.12

Total impact of significant items*	$(.29)	$.26	$(.09)	$—

*	Amounts are rounded and may not add to the total.

“The underlying operating results for Sara Lee continue to show solid top- and bottom-line improvements, building on the strong foundation that we created with our transformation and the successes that we’ve achieved in recent quarters,” said Brenda C. Barnes, chairman and chief executive officer of Sara Lee Corporation.

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“The improvements in the base business are driven by our relentless focus on answering consumer needs, the introduction of highly innovative and successful new products to the market, and our strong customer relationships and superior trade capabilities. In fact, in January, we unveiled the plans for ‘The Kitchens of Sara Lee,’ our new state-of-the-art R&D campus next to our headquarters, which will provide us with an even stronger flow of innovations that we can bring to market more quickly.

“We also have continued to build our management depth with the addition of new senior executives for strategy and human resources, as well as new key sales and marketing managers throughout the company. Looking forward, we remain confident that we have the right plans in place and are taking the proper actions to continue to deliver improved performance over the long-term,” concluded Barnes.

Net cash from operating activities for the second quarter of fiscal 2007 was $216 million, compared to $663 million in the year-ago period. The decrease was due primarily to the divestitures made during the past year and the impact of higher cash transformation costs.

Total media advertising and promotion (MAP) spending for continuing operations decreased 7% in the second quarter, primarily because of significantly lower spending behind Senseo single-serve coffee in the United States and a change in timing of some media advertising campaigns to the second half of the fiscal 2007. MAP spending was up in the Household and Body Care segment in the second quarter to support the launch of new products and international rollouts.

Year-to-Date Financial Highlights

For the first six months of fiscal 2007, ending Dec. 30, 2006, Sara Lee reported net sales of $6.1 billion, up 6% over the same period a year ago. Corporate unit volumes increased 2% in the six-month period year-over-year. Diluted EPS from continuing operations for the first half of fiscal 2007 were $.26, compared to $.19 for the same period last year. Diluted EPS as reported for the first half of fiscal 2007 were $.36, compared to $.65 for the year-ago period. Net cash from operating activities was $38 million for the first six months of fiscal 2007, compared to $859 million in the comparable period last year. Total MAP spending decreased 6% compared to the first half of fiscal 2006.

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Business Performance Review

As the spin-off of Hanesbrands was completed on Sept. 5, 2006, the results of the Branded Apparel segment are included in discontinued operations for fiscal 2007 and all prior periods.

Sara Lee Food & Beverage

The Sara Lee Food & Beverage business is composed of the North American retail meats and retail bakery segments.

North American Retail Meats

Net sales were up 2% to $688 million in the second quarter of fiscal 2007, primarily driven by unit volume growth in the U.S. retail meats portion of the business. New breakfast products launched under the Jimmy Dean brand, such as Breakfast Sandwiches, Skillets and Breakfast Bowls, performed very well in the second quarter and strong unit volumes also were reported for Ball Park hotdogs and Hillshire Farm cocktail and smoked sausages. Strong unit volumes for U.S. retail meats were offset by volume declines in commodity meats and in Mexico, resulting in flat unit volumes, excluding acquisitions, for North American retail meats. North American retail meats reported an operating segment loss in the second quarter of fiscal 2007 of $6 million, compared to income of $50 million in the year-ago period. The decline was due primarily to $54 million in significant items – which included a $34 million charge for the impairment of assets – as described in the attached Operating Results by Business Segment schedule, compared to $12 million in significant items in the comparable period last year. Significantly reduced results in the Mexican meats business also contributed to the loss.

During the second quarter, Jimmy Dean Breakfast Sandwiches and Skillets drove double-digit growth for the company in the protein breakfast category and gained significant market share as Sara Lee’s dollar share of the category increased 3.8 share points versus the comparable period a year ago to 48.8%, according to Information Resources, Inc. (IRI) data (12 weeks ending Dec. 17, 2006).

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For the six months ending Dec. 30, 2006, North American retail meats reported net sales of $1.32 billion, up 2% from $1.29 billion in the year-ago period. Operating segment income for the first six months of fiscal 2007 was $21 million, compared to $67 million in the corresponding period of fiscal 2006, with the decline resulting from the asset impairment, significantly reduced results in Mexico and additional accelerated depreciation.

North American Retail Bakery (including Senseo coffee)

North American retail bakery posted an 8% increase in second quarter net sales to $500 million, primarily driven by the addition of the Butter-Krust baking business and higher pricing to cover very high wheat prices and other increased input costs. Unit volumes, excluding acquisitions, for North American retail bakery decreased 4% in the second quarter of fiscal 2007, as volume growth in frozen bakery and Senseo single-serve coffee was more than offset by forgone volume from exited non-branded fresh bakery business. Sara Lee Soft & Smooth bread continued its strong performance and a new 100% Whole Wheat Soft & Smooth variety was launched at the end of the second quarter, capitalizing on the growing popularity of whole wheat breads. North American retail bakery reported operating segment income of $3 million in the second quarter, compared to a loss of $17 million in the year-ago period. The profit increase was driven primarily by higher pricing, lower MAP spending (as a higher investment in bakery was more than offset by reduced spending behind Senseo single-serve coffee), the impact of the Butter-Krust acquisition and continuous improvement cost savings.

During the second quarter, Sara Lee maintained its position as the No. 1 fresh bread brand in America, gaining 1.3 share points versus the comparable period a year ago and resulting in a 7.8% dollar share, according to IRI share data (12 weeks ending Dec. 17, 2006).

For the six months ending Dec. 30, 2006, North American retail bakery reported net sales of $998 million, up 8% from $923 million in the year-ago period. Operating segment income was $8 million, compared to a loss of $21 million in the corresponding period of fiscal 2006, with the increase resulting primarily from higher pricing, the Butter-Krust acquisition and a decline in MAP spending due to lower spending behind Senseo.

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On a combined basis, net sales for the Sara Lee Food & Beverage business increased 5% to $1.19 billion in the second quarter of fiscal 2007. The business reported a second quarter loss of $3 million, compared to income of $33 million in the comparable period last year. For the first half of fiscal 2007, Sara Lee Food & Beverage reported a net sales increase of 5% to $2.32 billion and profits of $29 million compared to $46 million in the year-ago period.

Sara Lee Foodservice

The Sara Lee Foodservice business is a leading supplier of coffee, meats and bakery solutions to a broad base of foodservice operators across North America.

Sara Lee Foodservice reported net sales of $614 million for the second quarter of fiscal 2007, up $11 million, or 2%, compared to the year-ago period, driven by increased prices for certain foodservice bakery and meat products and higher unit volumes. Unit volumes were up 1% in the second quarter of fiscal 2007, as gains in the meat and bakery categories were partially offset by lower beverage volumes. In foodservice bakery, Sara Lee had strong frozen pie volumes leading up to the holidays. Unit volumes for foodservice meats increased on the strength of turkey, beef, and smoked and breakfast sausages. In beverage, unit volumes for Cafitesse, Sara Lee’s liquid coffee concentrate product, increased by double-digits, but this growth was more than offset by unit volume declines in traditional roast and ground coffee. Operating segment income for the second quarter of fiscal 2007 was $59 million, compared to $55 million for the corresponding period in fiscal 2006, an increase of 7%. The profit increase was driven by lower selling, general and administrative (SG&A) costs, higher prices and the positive effect of procurement and continuous improvement initiatives, which were partially offset by higher commodity costs.

For the six months ending Dec. 30, 2006, Sara Lee Foodservice reported net sales of $1.15 billion, up 2% from $1.13 billion in the prior year’s first half. Operating segment income for the first six months of fiscal 2007 was $78 million, an increase of 14% compared to $68 million for the same period in fiscal 2006, primarily driven by higher prices and lower SG&A costs, which more than offset higher commodity costs, and labor and benefit cost inflation.

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Sara Lee International

The Sara Lee International business is composed of the international beverage, international bakery, and global household and body care segments.

International Beverage

In the company’s international beverage segment, unit volumes were up 6% in the second quarter of fiscal 2007, primarily due to double-digit volume growth for roast and ground coffee in Brazil and Senseo single-serve coffee in Europe. Volume growth in Brazil was due to market share gains and a retail coffee market that is increasing in size. European single-serve coffee volumes increased significantly as a result of planned price reductions, market growth and the strength of new products, such as Senseo Cappuccino, Senseo Mug Size Pods and a new 36-count pod pack. Net sales in the international beverage segment rose 13% to $675 million in the second quarter, primarily driven by the higher unit volumes and favorable foreign currency exchange rates, which more than offset the impact of fiscal 2006 divestitures. The international beverage segment reported an operating segment loss of $10 million for the second quarter of fiscal 2007, a decrease of $76 million compared to the second quarter of fiscal 2006. The decline was due to $127 million in significant items in the second quarter of fiscal 2007, which included impairment charges for the Brazilian and Austrian coffee businesses, transformation expenses and other significant items as described in the attached Operating Results by Business Segment schedule, compared to $39 million in the comparable quarter of last year. The remaining operating segment income increase of $12 million, or 12%, was driven primarily by higher unit volumes, continuous improvement savings and lower MAP spending due to a shift in certain media campaigns to the second half of the year, which were partially offset by an unfavorable sales mix and higher SG&A costs.

In the second quarter, the international beverage segment successfully launched Douwe Egberts Café Switch in the United Kingdom. Café Switch is an innovative liquid instant coffee that can be enjoyed as a hot or cold drink and comes in three frothy varieties: Creamy Pleasure (rich and indulgent with the taste of cream and tiramisu), White Innocence (smooth and subtle with the taste of vanilla and caramel) and True Kick (bittersweet and inviting with a stronger coffee taste).

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For the first half of fiscal 2007, international beverage sales were $1.24 billion, up 10% from $1.12 billion in the year-ago period. Operating segment income for the first six months of fiscal 2007 was $82 million, compared to $130 million in the corresponding period of fiscal 2006, or a decrease of 37%, resulting primarily from the increase in significant items as previously mentioned and described in the attached Operating Results by Business Segment schedule. The remaining operating segment income increase of $23 million, or 13%, was driven primarily by higher unit volumes, continuous improvement savings and lower MAP spending, which were partially offset by an unfavorable sales mix and higher SG&A costs.

International Bakery

Unit volumes in the international bakery segment were flat in the second quarter of fiscal 2007, as volume growth in the Australian frozen bakery business was offset by lower unit volumes for the fresh bakery business in Spain. Net sales for the international bakery segment rose 5% to $199 million in the second quarter, driven by favorable foreign currency exchange rates. Operating segment income was $4 million in the second quarter of fiscal 2007, compared to $21 million in the year-ago period, a decrease of 82%, mainly as a result of higher significant items as described in the attached Operating Results by Business Segment schedule, an unfavorable sales mix, lower prices, increased commodity costs, and higher distribution and manufacturing costs. In the second quarter and first half of fiscal year 2007, the Spanish fresh bakery’s results were negatively impacted by the loss of private label business with a large supermarket chain and competitive pressure from private label in the fresh bread category. The company is addressing the situation by focusing on its cost structure and by launching new and innovative branded products such as Bimbo White Crust bread, a sliced bread with white crust as tender and delicious as the inside.

For the six months ending Dec. 30, 2006, international bakery reported net sales of $399 million, up 4% from $382 million in the year-ago period. Operating segment income for the first six months of fiscal 2007 was $18 million, compared to $33 million in the first half of fiscal 2006, with the 44% decline resulting primarily from an unfavorable sales mix, lower prices, higher commodity costs, and higher distribution and manufacturing costs.

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Household and Body Care

Unit volumes in the household and body care segment’s four core categories were up 7% in the second quarter of fiscal 2007, as unit volumes increased in air care, body care and insecticides and were flat in shoe care. Air care volumes rose behind the international rollout of Ambi Pur 3Volution and the initial launch of Ambi Pur Puresse, a range of pure and gentle home fragrances based on sensitive or hypo-allergenic formulations. Within the body care category, deodorants – particularly Sanex Excel and Sanex Invisible – continue to perform well. Volume growth in insecticides was driven primarily by a long summer in Southern Europe and continued growth in India. Net sales for the household and body care segment increased 13% to $509 million in the second quarter, driven by unit volume growth, favorable foreign currency exchange rates and higher prices. Operating segment income was up 59% to $56 million in the second quarter of fiscal 2007, primarily driven by higher unit volumes and continuous improvement savings, which were partially offset by an unfavorable sales mix due to strong growth in lower margin insecticides and strong sales for Ambi Pur 3Volution starter units during that product’s launch phase.

For the first six months of fiscal 2007, household and body care sales were $974 million, up 9% from $897 million in the year-ago period. Operating segment income for the first half of fiscal 2007 was $134 million, compared to $115 million in the corresponding period of fiscal 2006, or an increase of 16%, resulting primarily from higher unit volumes, favorable foreign currency exchange rates and continuous improvement savings, which were partially offset by the above-mentioned unfavorable sales mix.

On a combined basis, net sales for the Sara Lee International business were up 12% to $1.38 billion in the second quarter of fiscal 2007, while profits were down 59% to $50 million. Year-to-date Sara Lee International net sales were $2.61 billion, up 9%, and profits were down 16% to $234 million.

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Net Interest Expense, General Corporate Expenses, Tax Rate and Share Repurchase

Net interest expense was $28 million for the second quarter of fiscal 2007, a decrease of $29 million compared to the year-ago period, resulting from higher interest income and a lower debt level, partially offset by the effect of higher average interest rates. General corporate expenses were $93 million in the second quarter, compared to $90 million in the comparable period of the prior year, an increase primarily due to the higher costs of corporate hedging programs and higher workers’ compensation obligations.

Despite a pretax loss from continuing operations of $30 million, the company recognized a tax expense of $27 million in the second quarter of fiscal 2007 – representing an effective tax rate of (88.6)% – primarily as a result of a $27 million deferred tax asset valuation allowance and the impact of a goodwill impairment charge on the estimated annual effective rate. The effective tax rate for the second quarter of fiscal 2006 was 14.0%.

For the first six months of fiscal 2007, the company recognized a tax benefit on continuing operations of $23 million, representing an effective tax rate of (13.1)%. This benefit was determined by applying a 61.4% estimated annual effective rate to pretax income from continuing operations and adjusting this amount for unusual or infrequently occurring tax charges or benefits that have occurred. The most significant unusual items recognized to date in fiscal 2007 that impacted tax expense were a $158 million tax benefit recognized from the sale of a subsidiary in the first quarter, and a $27 million tax charge, taken in the second quarter, to recognize a full valuation allowance on Brazilian net deferred tax assets. Included in the determination of the 61.4% estimated annual effective rate are a $194 million cost to repatriate substantially all foreign earnings to the United States and the impact of recognizing the impairment of $92 million of non-deductible goodwill. The effective tax rate for the first six months of 2006 was 31.4%.

During the second quarter of fiscal 2007, the company repurchased more than 14 million shares of its outstanding common stock at an average price of $16.83 per share for a total cost of $241 million. Year-to-date, Sara Lee repurchased 31 million shares of its common stock at an average price of $15.99 for a total cost of $490 million. At the end of the second quarter, approximately 56 million shares remained authorized by the board of directors for repurchase.

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Guidance

A detailed chart summarizing Sara Lee’s guidance is included at the end of this section.

Sara Lee currently expects full year fiscal 2007 EPS to be in the range of $.58 to $.64 per share, which includes $.08 per share of earnings from discontinued operations owned during the first fiscal quarter, $(.30) per share related to other net significant items incurred during the first and second quarter, a $.21 per share tax benefit realized in the first quarter, and a $.16 per share gain associated with the sale of its tobacco business in fiscal 1999 for which contingent proceeds were received in the first quarter of fiscal 2007.

The $.21 per share tax benefit was included in the company’s initial and updated fiscal 2007 guidance, provided on Aug. 8, 2006, and Nov. 7, 2006, respectively. Sara Lee currently expects to achieve an effective tax rate for fiscal 2007 of 29%, up 4 points versus previous guidance due to the loss of a deferred tax asset in Brazil and the non-deductibility of goodwill impairment charges.

Year-over-year EPS improvement will be driven by increased sales and operating segment income, excluding significant items, in each reported segment except international bakery, highlighted by strong improvements from cost reduction actions, continuous improvement and centralization efforts. The company also expects EPS to benefit from share repurchases and lower interest expense.

Sara Lee currently expects net sales for fiscal 2007 to increase by 5%-6% compared to the net sales from continuing operations for fiscal 2006, which do not include $4.5 billion of net sales reported for the branded apparel segment. Sales are expected to be higher as a result of organic business growth as well as favorable currency translation. In general, Sara Lee expects sales to be spread evenly across each quarter of the fiscal year. The company also believes that year-over-year sales will increase in each quarter.

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	Fiscal 2007 Guidance	Change vs. Last Year	Change vs. Previous Guidance
Diluted EPS Core Sara Lee* Q1 tax-related significant items Discontinued operations Other significant items, net Contingent tobacco sale proceeds	$.58 -$.64/share	NM	$(.28)/share
	$.63 -$.69/share		—
	$.21/share		—
	$.08/share		—
	$(.30)/share		$(.29)/share
	$.16/share		—
Net sales	$12+ billion	+5% -6%**	+$350 million
Core unit volumes	NA	+1% - 2%	—
Operating margin	7.1 - 7.3%***	+.4 -.6 pts****	—
Interest expense, net	$140 million	$(88) million	$(10) million
Tax rate	29%	NM	+4 pct. pts.
Euro/dollar exchange rate	$1.29	+6%	+3%
Capital expenditures^	$675 million	+8%	+$50 million
Cash flow from operations	$400 -$500 million	NM	—
Annualized dividend	$.40/share	NM	—
Share repurchase	$500 million	NM	—

*	The line items in the table above titled “Core Sara Lee” present Sara Lee’s results from and forecasts relating to continuing operations. Core Sara Lee includes the benefits of tax-related significant items in the first quarter as identified in the table above, as well as additional tax expense the company expects to incur in connection with the anticipated repatriation of foreign earnings to the United States. These two items were included in management’s annual earnings guidance provided on Aug. 8, 2006, and in the previously forecast anticipated tax rate of 25%, which now has been revised to 29%. Core Sara Lee excludes the results of discontinued operations, other significant items and the tobacco gain, identified in the table above, as well as any future significant events that may occur, the nature, timing and financial impact of which are not yet known. Management believes that presenting diluted EPS for Core Sara Lee enables investors to better understand earnings for the base business and the impact of significant items.
**	Represents the change in projected fiscal 2007 net sales of $12+ billion from fiscal 2006 net sales from continuing operations of $11.5 billion. In its Form 10-K for fiscal 2006, Sara Lee reported total fiscal 2006 net sales from continuing operations of $15.9 billion, which included $4.5 billion net sales attributable to the Hanesbrands business and $11.5 billion net sales attributable to the ongoing Sara Lee business. When the Hanesbrands spin-off was completed on Sept. 5, 2006, Hanesbrands became a discontinued operation for fiscal 2007 and for all prior periods.
***	Represents the projected fiscal 2007 operating margin for continuing operations for Core Sara Lee. The projected fiscal 2007 operating income from continuing operations used in the operating margin calculation excludes $279 million of net charges related to the following significant items reported in the first half of fiscal 2007: charges of $110 million from exit activities and transformation costs; charges of $152 million for impairments; charges of $30 million for accelerated depreciation; and gains of $13 million from business disposition activities. It also excludes contingent sale proceeds of $120 million related to the fiscal 1999 sale of the tobacco operations and any future significant events that may occur, the nature, timing and financial impact of which are not yet known. The projected fiscal 2007 operating margin for continuing operations, including the $279 million of net charges relating to the significant items reported in the first half of fiscal 2007 and $120 million of contingent tobacco sale proceeds identified above, would be 5.8% -6.0%. “Significant items” are income or charges that are not directly related to core operations, which have had or are likely to have a significant impact on earnings for the period in which the item is recognized and that affect the comparability of underlying results from period to period. Management believes that excluding these significant items from fiscal 2007 operating income from continuing operations provides investors with greater transparency into the financial results of Sara Lee’s ongoing operations and also provides more meaningful comparability between Sara Lee’s fiscal 2006 results and its fiscal 2007 guidance.

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****	Represents the change in projected fiscal 2007 operating margin for continuing operations compared to fiscal 2006 operating margin for Core Sara Lee of 6.7%. Fiscal 2006 operating income as reported in the corporation’s fiscal 2006 Form 10-K was $911 million. The operating income from continuing operations for fiscal 2006 that was used in computing the 6.7% fiscal 2006 operating margin was $772 million. This amount excludes the following significant items: charges of $327 million from exit activities and transformation costs; charges of $193 million for impairments; charges of $39 million for accelerated depreciation; gains of $78 million from business dispositions; charges of $5 million for hurricane-related losses; and income of $14 million from a change in vacation policy. It also excludes a gain of $114 million related to the fiscal 1999 sale of the tobacco operations. Management believes that excluding these significant items from fiscal 2006 operating income from continuing operations provides investors with greater transparency into the financial results of Sara Lee’s ongoing operations and also provides more meaningful comparability between Sara Lee’s fiscal 2006 results and its fiscal 2007 guidance. The fiscal 2006 operating income from continuing operations used in the operating margin calculation also excludes the operating segment income and amortization of identifiable intangibles attributable to the Hanesbrands business which, as noted above, became a discontinued operation for fiscal 2007 and for all prior periods as of Sept. 5, 2006.
^	Includes $21 million in capital expenditures for discontinued operations during the first six months of fiscal 2007.

Form 10-Q

In alignment with today’s reporting of Sara Lee’s earnings, the company also filed a Form 10-Q for the second quarter of fiscal 2007 with the Securities and Exchange Commission this morning.

Webcast

Sara Lee Corporation’s review of second quarter results for fiscal 2007 will be broadcast live via the Internet today at 9 a.m. CST. During the webcast, the company will discuss second quarter results and provide an outlook for the full fiscal year. The live webcast can be accessed at www.saralee.com and is anticipated to conclude by 10 a.m. CST. For people who are unable to listen to the webcast live, the earnings review will be available two hours following the completion of the webcast in the Investors section of the Sara Lee corporate Web site until Tuesday, Aug. 7, 2007.

Forward-Looking Statements

This news release contains forward-looking statements regarding Sara Lee’s business prospects, costs and operating results, including statements contained under the heading “Guidance.” In addition, from time to time, in oral statements and written reports, the corporation discusses its expectations regarding the corporation’s future performance by making forward-looking statements preceded by terms such as “expects,” “likely” or “believes.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, the corporation wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Sara Lee’s actual results to differ from such forward-looking statements are factors relating to:

•

Sara Lee’s relationship with its customers, such as (i) a significant change in Sara Lee’s business with any of its major customers, such as Wal-Mart, the corporation’s largest customer, including changes in the level of inventory these customers maintain; and (ii) credit and other business risks associated with customers operating in a highly competitive retail environment;

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•

The consumer marketplace, such as (iii) significant competition, including advertising, promotional and price competition, and changes in consumer demand for Sara Lee’s products; (iv) fluctuations in the availability and cost of raw materials, Sara Lee’s ability to increase product prices in response and the impact on Sara Lee’s profitability; (v) the impact of various food safety issues on sales and profitability of Sara Lee products; and (vi) inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance;

•

Sara Lee’s transformation plan, such as (vii) the expected impact of the spin-off of Hanesbrands on the corporation’s future effective tax rate; (viii) the impact that the spin-off of the Hanesbrands business will have upon the funding requirements of Sara Lee’s remaining domestic operations and the related cost of remitting additional earnings of foreign subsidiaries to the U.S.; (ix) Sara Lee’s ability to effectively integrate its remaining businesses into the contemplated new business structure, including Sara Lee’s ability to transition customers to different bakery brands, transition to common information systems and processes, and manage plant capacity and workforce reductions; (x) Sara Lee’s ability to generate the anticipated efficiencies and savings from the transformation plan; and (xi) the impact of the transformation plan on Sara Lee’s relationships with its employees, major customers and vendors, and Sara Lee’s cost of funds;

•

Sara Lee’s international operations, such as (xii) impacts on reported earnings from fluctuations in foreign currency exchange rates, particularly the European euro, given Sara Lee’s significant concentration of business in Western Europe; (xiii) Sara Lee’s ability to continue to source production and conduct manufacturing and selling operations in various countries due to changing business conditions, political environments, import quotas and the financial condition of suppliers;

•

Previous business decisions, such as (xiv) Sara Lee’s ability to achieve planned cash flows from capital expenditures and acquisitions, particularly Earthgrains, and the impact of changing interest rates and the cost of capital on the discounted value of those planned cash flows; (xv) credit ratings issued by the three major credit rating agencies and the impact these ratings have on Sara Lee’s cost to borrow funds and access to capital/debt markets; (xvi) the settlement of a number of ongoing reviews of Sara Lee’s income tax filing positions in various jurisdictions and inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which Sara Lee transacts business; and (xvii) the continued legality of tobacco products in the Netherlands, Germany and Belgium.

In addition, the corporation’s results also may be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes and laws and regulations in markets where the corporation competes. We have provided additional information in our Form 10-K for fiscal 2006, which readers are encouraged to review, concerning factors that could cause actual results to differ materially from those in the forward-looking statements. Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Company Description

Sara Lee Corporation (www.saralee.com) is a global manufacturer and marketer of high-quality, brand-name products for consumers throughout the world. In February 2005, the company began executing a bold and ambitious multi-year plan to transform Sara Lee into a company focused on its food, beverage, and household and body care businesses around the world. As part of its transformation plan, Sara Lee will drive growth in its key categories via such strong brands as Ambi Pur, Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Kiwi, Sanex, Senseo and its namesake, Sara Lee.

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SARA LEE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets at December 30, 2006 and July 1, 2006

(In millions)

	(Unaudited) December 30, 2006	July 1, 2006
Assets
Cash and equivalents	$2,704	$2,231
Trade accounts receivable, less allowances	1,354	1,216
Inventories
Finished goods	636	603
Work in process	33	38
Materials and supplies	289	278

	958	919
Other current assets	279	317
Assets of discontinued operations held for disposal	—	2,253

Total current assets	5,295	6,936
Other noncurrent assets	109	109
Property, net	2,323	2,319
Trademarks and other identifiable intangibles, net	1,038	1,049
Goodwill	2,708	2,774
Assets held for sale	14	1
Assets of discontinued operations held for disposal	—	1,563

	$11,487	$14,751

Liabilities and Stockholders’ Equity
Notes payable	$25	$1,776
Accounts payable	967	1,022
Accrued liabilities	2,095	2,252
Current maturities of long-term debt	885	366
Liabilities of discontinued operations held for disposal	—	1,024

Total current liabilities	3,972	6,440
Long-term debt	3,335	3,806
Pension obligation	269	233
Deferred tax liability	101	66
Other liabilities	1,255	1,327
Liabilities of discontinued operations held for disposal	—	367
Minority interests in subsidiaries	55	63
Common stockholders’ equity	2,500	2,449

	$11,487	$14,751

SARA LEE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

For the Quarter and Six Months Ended December 30, 2006 and December 31, 2005

(In millions, except per share data)

Unaudited

	Quarter Ended		Six Months Ended
	December 30, 2006	December 31, 2005	December 30, 2006	December 31, 2005

Continuing operations
Net sales	$3,182	$2,974	$6,073	$5,737

Cost of sales	1,972	1,816	3,768	3,523
Selling, general and administrative expenses	1,020	997	1,982	1,952
Net charges for exit activities, asset and business dispositions	40	55	39	55
Impairment charges	152	—	152	—
Contingent sale proceeds	—	—	(120)	(114)
Interest expense	62	75	137	148
Interest income	(34)	(18)	(60)	(37)

	3,212	2,925	5,898	5,527

(Loss) income from continuing operations before income taxes	(30)	49	175	210
Income tax expense (benefit)	27	7	(23)	66

(Loss) income from continuing operations	(57)	42	198	144

Discontinued operations
Net income from discontinued operations, net of tax expense (benefit) of $0, $6, $30, and $(35)	—	181	62	146
(Loss) gain on disposition of discontinued operations, net of tax expense of $0, $103, $2, and $103	(5)	215	11	215

Net (loss) income	$(62)	$438	$271	$505

(Loss) income from continuing operations per common share
Basic	$(0.08)	$0.06	$0.26	$0.19

Diluted	$(0.08)	$0.06	$0.26	$0.19

Net (loss) income per common share
Basic	$(0.08)	$0.58	$0.36	$0.65

Diluted	$(0.08)	$0.57	$0.36	$0.65

Average shares outstanding
Basic	737	761	748	771

Diluted	737	765	750	775

Cash dividends per common share	$0.1000	$0.1975	$0.2000	$0.3950

SARA LEE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Six Months Ended December 30, 2006 and December 31, 2005

(In millions)

Unaudited

	Six Months Ended
	December 30, 2006	December 31, 2005
Operating Activities -
Net income	$271	$505
Less: Cash received from contingent sale proceeds	(120)	(114)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	229	260
Amortization of intangibles	60	83
Impairment charges	152	224
Net gain on business dispositions	(35)	(349)
Decrease in deferred income taxes	(25)	(79)
Other	88	5
Changes in current assets and liabilities, net of businesses acquired and sold	(582)	324

Net cash from operating activities	38	859

Investment activities -
Purchases of property and equipment	(278)	(234)
Acquisitions of businesses and investments	—	(7)
Dispositions of businesses and investments	349	514
Cash received from loans receivable	688	34
Cash received from contingent sale proceeds	120	114
Cash used in derivative transactions	(25)	(11)
Sales of assets	39	68

Net cash from investment activities	893	478

Financing activities—
Issuances of common stock	17	17
Purchases of common stock	(490)	(562)
Borrowings of long-term debt	2,894	9
Repayments of long-term debt	(369)	(189)
Short-term (repayments) borrowings, net	(1,728)	1,130
Cash transferred to Hanesbrands Inc. in spin off	(650)	—
Payments of dividends	(227)	(308)

Net cash (used in) from financing activities	(553)	97

Effect of changes in foreign exchange rates on cash	81	(29)

Increase in cash and equivalents	459	1,405
Add: Cash balance of discontinued operations at beginning of year	14	36
Less: Cash balance of discontinued operations at end of quarter	—	(12)
Cash and equivalents at beginning of year	2,231	533

Cash and equivalents at end of quarter	$2,704	$1,962

Components of changes in current assets and liabilities:
(Increase) decrease in trade accounts receivable	$(64)	$30
(Increase) decrease in inventories	(35)	167
Increase in other current assets	(19)	(59)
Decrease in accounts payable	(5)	(90)
(Decrease) increase in accrued liabilities	(202)	144
(Decrease) increase in accrued taxes	(257)	132

Changes in current assets and liabilities, net of businesses acquired and sold	$(582)	$324

SARA LEE CORPORATION AND SUBSIDIARIES

Sales by Industry Segment

For the Quarter and Six Months Ended December 30, 2006 and December 31, 2005

(in millions)

	Second Quarter Ended
	December 30, 2006	December 31, 2005	Percent Change
North American Retail Meats	$688	$672	2.5%
North American Retail Bakery	500	462	8.2
Foodservice	614	603	2.1
International Beverage	675	598	12.9
International Bakery	199	190	4.5
Household and Body Care	509	451	12.7

Total of business segments	3,185	2,976	7.1
Intersegment sales	(3)	(2)	NM

Net sales from continuing operations	$3,182	$2,974	7.0%

	Six Months Ended
	December 30, 2006	December 31, 2005	Percent Change

North American Retail Meats	$1,318	$1,287	2.4%
North American Retail Bakery	998	923	8.2
Foodservice	1,152	1,130	2.0
International Beverage	1,238	1,123	10.3
International Bakery	399	382	4.4
Household and Body Care	974	897	8.6

Total of business segments	6,079	5,742	5.9
Intersegment sales	(6)	(5)	(41.5)

Net sales from continuing operations	$6,073	$5,737	5.9%

SARA LEE CORPORATION AND SUBSIDIARIES

Income from Continuing Operations Before Income Taxes by Industry Segment

For the Quarter and Six Months Ended December 30, 2006 and December 31, 2005

(in millions)

	Second Quarter Ended
	December 30, 2006	December 31, 2005	Percent Change
North American Retail Meats	$(6)	$50	NM %
North American Retail Bakery	3	(17)	NM
Foodservice	59	55	7.0
International Beverage	(10)	66	NM
International Bakery	4	21	(81.5)
Household and Body Care	56	35	59.0

Total operating segment income	106	210	(49.8)
Amortization of intangibles	(15)	(14)	(2.7)
General corporate expenses	(93)	(90)	(4.7)
Contingent sale proceeds	—	—	—

Total operating income	(2)	106	NM
Net interest expense	(28)	(57)	51.4

(Loss) income from continuing operations before income taxes	$(30)	$49	NM %

	Six Months Ended
	December 30, 2006	December 31, 2005	Percent Change
North American Retail Meats	$21	$67	(69.4)%
North American Retail Bakery	8	(21)	NM
Foodservice	78	68	14.4
International Beverage	82	130	(36.6)
International Bakery	18	33	(43.5)
Household and Body Care	134	115	16.2

Total operating segment income	341	392	(13.0)
Amortization of intangibles	(32)	(29)	(7.9)
General corporate expenses	(177)	(156)	(14.2)
Contingent sale proceeds	120	114	5.1

Total operating income	252	321	(21.7)
Net interest expense	(77)	(111)	30.9

Income from continuing operations before income taxes	$175	$210	(16.8)%

Sara Lee Corporation

Operating Results by Business Segment

(in millions)

	Second Quarter		Dollar Change	Percent Change	First Six Months		Dollar Change	Percent Change
	2007	2006			2007	2006
North American Retail Meats

Net Sales	$688	$672	$16	2.5%	$1,318	$1,287	$31	2.4%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$2	$(2)		$—	$3	$(3)
Acquisition	6	—	6		12	—	12

Total	$6	$2	$4		$12	$3	$9

Operating segment income	$(6)	$50	$(56)	NM	$21	$67	$(46)	(69.4)%

Increase/(decrease) in operating segment income from:
Exit activities, asset and business dispositions	$(3)	$(6)	$3		$(7)	$(10)	$3
Transformation charges	(3)	(8)	5		(6)	(13)	7
Impairment charge	(34)	—	(34)		(34)	—	(34)
Accelerated depreciation	(13)	(1)	(12)		(27)	(2)	(25)
Change in vacation policy	—	3	(3)		—	3	(3)
Acquisition	(1)	—	(1)		(2)	—	(2)

Total	$(54)	$(12)	$(42)		$(76)	$(22)	$(54)

North American Retail Bakery

Net Sales	$500	$462	$38	8.2%	$998	$923	$75	8.2%

Increase/(decrease) in net sales from:
Acquisitions	$36	$—	$36		$71	$—	$71

Operating segment income (loss)	$3	$(17)	$20	NM	$8	$(21)	$29	NM

Increase/(decrease) in operating segment income from:
Exit activities, asset and business dispositions	$(1)	$—	$(1)		$(2)	$(2)	$—
Transformation charges	(3)	(6)	3		(6)	(10)	4
Accelerated depreciation	(1)	(1)	—		(2)	(5)	3
Change in vacation policy	—	3	(3)		—	3	(3)
Acquisition	2	—	2		4	—	4

Total	$(3)	$(4)	$1		$(6)	$(14)	$8

Total Sara Lee Food & Beverage Business

Net Sales	$1,188	$1,134	$54	4.8%	$2,316	$2,210	$106	4.8%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$2	$(2)		$—	$3	$(3)
Acquisitions	42	—	42		83	—	83

Total	$42	$2	$40		$83	$3	$80

Operating segment income (loss)	$(3)	$33	$(36)	NM	$29	$46	$(17)	(38.7)%

Increase/(decrease) in operating segment income from:
Exit activities, asset and business dispositions	$(4)	$(6)	$2		$(9)	$(12)	$3
Transformation charges	(6)	(14)	8		(12)	(23)	11
Impairment charge	(34)	—	(34)		(34)	—	(34)
Accelerated depreciation	(14)	(2)	(12)		(29)	(7)	(22)
Change in vacation policy	—	6	(6)		—	6	(6)
Acquisitions	1	—	1		2	—	2

Total	$(57)	$(16)	$(41)		$(82)	$(36)	$(46)

Sara Lee Corporation

Operating Results by Business Segment

(in millions)

	Second Quarter		Dollar Change	Percent Change	First Six Months		Dollar Change	Percent Change
	2007	2006			2007	2006
Sara Lee Foodservice

Net Sales	$614	$603	$11	2.1%	$1,152	$1,130	$22	2.0%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(1)	$1		$—	$(1)	$1

Total	$—	$(1)	$1		$—	$(1)	$1

Operating segment income	$59	$55	$4	7.0%	$78	$68	$10	14.4%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$—	$—		$—	$—	$—

Exit activities, asset and business dispositions	(1)	—	(1)		(4)	—	(4)

Transformation charges	—	(3)	3		(1)	(5)	4
Accelerated depreciation	—	(1)	1		(1)	(2)	1
Change in vacation accrual	—	4	(4)		—	4	(4)
Hurricane losses	—	(1)	1		—	(4)	4

Total	$(1)	$(1)	$—		$(6)	$(7)	$1

International Beverage

Net Sales	$675	$598	$77	12.9%	$1,238	$1,123	$115	10.3%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(44)	$44		$—	$(66)	$66
Dispositions	—	18	(18)		—	35	(35)

Total	$—	$(26)	$26		$—	$(31)	$31

Operating segment income (loss)	$(10)	$66	$(76)	NM	$82	$130	$(48)	(36.6)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(7)	$7		$—	$(10)	$10
Exit activities, asset and business dispositions	(7)	(29)	22		(5)	(45)	40
Transformation charges	(2)	(2)	—		(4)	(4)	—
Impairment charges	(118)	—	(118)		(118)	—	(118)
Accelerated depreciation	—	(3)	3		—	(3)	3
Dispositions	—	2	(2)		—	6	(6)

Total	$(127)	$(39)	$(88)		$(127)	$(56)	$(71)

Sara Lee Corporation

Operating Results by Business Segment

(in millions)

	Second Quarter		Dollar Change	Percent Change	First Six Months		Dollar Change	Percent Change
	2007	2006			2007	2006
International Bakery

Net Sales	$199	$190	$9	4.5%	$399	$382	$17	4.4%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(15)	$15		$—	$(22)	$22

Operating segment income	$4	$21	$(17)	(81.5)%	$18	$33	$(15)	(43.5)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(2)	$2		$—	$(2)	$2
Exit activities, asset and business dispositions	(8)	—	(8)		(8)	(5)	(3)
Transformation charges	(1)	(1)	—		(1)	(1)	—

Total	$(9)	$(3)	$(6)		$(9)	$(8)	$(1)

Household and Body Care

Net Sales	$509	$451	$58	12.7%	$974	$897	$77	8.6%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$-	$(27)	$27		$-	$(40)	$40
Dispositions	—	—	—		—	2	(2)

Total	$—	$(27)	$27		$—	$(38)	$38

Operating segment income	$56	$35	$21	59.0%	$134	$115	$19	16.2%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(2)	$2		$—	$(4)	$4
Exit activities, asset and business dispositions	(6)	(6)	—		5	20	(15)
Transformation charges	(7)	(3)	(4)		(8)	(4)	(4)
Accelerated depreciation	—	(5)	5		—	(9)	9

Total	$(13)	$(16)	$3		$(3)	$3	$(6)

Total Sara Lee International Business

Net Sales	$1,383	$1,239	$144	11.6%	$2,611	$2,402	$209	8.7%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$(86)	$86		$—	$(128)	$128
Dispositions	—	18	(18)		—	37	(37)

Total	$—	$(68)	$68		$—	$(91)	$91

Operating segment income	$50	$122	$(72)	(58.9)%	$234	$278	$(44)	(15.5)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$(11)	$11		$—	$(16)	$16
Exit activities, asset and business dispositions	(21)	(35)	14		(8)	(30)	22
Transformation charges	(10)	(6)	(4)		(13)	(9)	(4)
Accelerated depreciation	—	(8)	8		—	(12)	12
Impairment charges	(118)	—	(118)		(118)	—	(118)
Dispositions	—	2	(2)		—	6	(6)

Total	$(149)	$(58)	$(91)		$(139)	$(61)	$(78)

Net Sales Bridge

Second Quarter Fiscal 2007

The following table illustrates the components of the change in net sales versus the prior year for each of the six reported business segments and the company’s three businesses.

Second Quarter Fiscal 2007	Unit Volume	Acquisitions/ Divestitures	Foreign Exchange	Price/ Mix/Other	Total Net Sales Change
North American Retail Meats*	0.1%	0.9%	-0.2%	1.7%	2.5%
North American Retail Bakery	-4.1%	7.7%	0.0%	4.6%	8.2%
Sara Lee Food & Beverage	-2.1%	3.7%	-0.1%	3.3%	4.8%

Sara Lee Foodservice	0.9%	0.0%	0.1%	1.1%	2.1%

International Beverage	5.7%	-3.4%	8.2%	2.4%	12.9%
International Bakery	0.0%	0.0%	7.4%	-2.9%	4.5%
Household and Body Care	6.6%	0.0%	6.4%	-0.3%	12.7%
Sara Lee International	5.1%	-1.6%	6.9%	1.2%	11.6%

Total Continuing Business	1.6%	0.8%	2.9%	1.7%	7.0%

Six Months Fiscal 2007	Unit Volume	Acquisitions/ Divestitures	Foreign Exchange	Price/ Mix/Other	Total Net Sales Change
North American Retail Meats*	0.1%	0.9%	-0.2%	1.6%	2.4%
North American Retail Bakery	-3.8%	7.7%	0.0%	4.3%	8.2%
Sara Lee Food & Beverage	-2.1%	3.7%	-0.1%	3.3%	4.8%

Sara Lee Foodservice	0.8%	0.0%	0.1%	1.1%	2.0%

International Beverage	8.3%	-3.5%	6.5%	-1.0%	10.3%
International Bakery	0.3%	0.0%	5.6%	-1.5%	4.4%
Household and Body Care	5.5%	-0.3%	4.7%	-1.3%	8.6%
Sara Lee International	6.1%	-1.7%	5.3%	-1.0%	8.7%

Total Continuing Business	1.9%	0.8%	2.3%	0.9%	5.9%

Note:

*	The unit volume change in the North American Retail Meats business segment includes unit volumes for both retail meats and commodity meats. Previously the company only reported changes in retail meats unit volumes, and did not report unit volumes for commodity meats. The unit volume change for the second quarter reflects a 1.7% growth in retail meats and a decline of (8.6)% in commodity meats. The unit volume change for the first six months reflects a 2.0% growth in retail meats and a decline of (10.8)% in commodity meats.